EXHIBIT 8.1
LISTING OF SUBSIDIARIES
The following companies are subsidiaries of Teekay Tankers Ltd.
1.	Ashkini Spirit L.L.C.

2.	Erik Spirit L.L.C.

3.	Esther Spirit L.L.C.

4.	Everest Spirit Holding L.L.C.

5.	Falster Spirit Holding L.L.C.

6.	Ganges Spirit L.L.C.

7.	Helga Spirit L.L.C.

8.	Iskmati Spirit L.L.C.

9.	Kanata Spirit Holding L.L.C.

10.	Kareela Spirit Holding L.L.C.

11.	Kaveri Spirit L.L.C.

12.	Kyeema Spirit Holding L.L.C.

13.	Matterhorn Spirit L.L.C.

14.	Narmada Spirit L.L.C.

15.	Nassau Spirit Holding L.L.C.

16.	Sotra Spirit Holding L.L.C.

17.	Teekay Tankers Holdings Ltd.

18.	VLCC A Investment L.L.C.

19.	VLCC B Investment L.L.C.

20.	Yamuna Spirit L.L.C.